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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

                                August 14, 1998

Continental Resources, Inc.
302 North Independence, Suite 300
Enid, OK 73701

    Re: 10 1/4% Senior Subordinated Notes due 2008

    Ladies and Gentlemen:

    We have acted as special counsel to Continental Resources, Inc. (the "Company") in connection with the issuance and sale of $150,000,000 aggregate principal amount of the Company's 10 1/4% Senior Subordinated Notes due 2008 (which are referred to herein as the "Old Notes") and the registration under the Securities Act of 1933 of $150,000,000 aggregate principal amount of the Company's 10 1/4% Senior Subordinated Notes due 2008 (the "New Notes"). The New Notes are to be offered in exchange for all outstanding Old Notes (the "Exchange Offer") as more fully set forth in the prospectus which forms are a part of the Company's Registration Statement on Form S-4 (the "Registration Statement") with which this opinion is being filed.

    In this connection we have examined the Company's Certificate of Incorporation and Bylaws, minutes of certain meetings of the Company's Board of Directors and the Indenture dated as of July 24, 1998 between the Company and United States Trust Company of New York, as Trustee, governing the Old Notes and the New Notes, and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein.

    Based on the foregoing, we are of the opinion that the New Notes to be exchanged for the Old Notes in the Exchange Offer, when issued in accordance therewith, will be legally issued, fully paid and non-assessable and will be binding obligations of the Company.

    The opinion expressed herein as to the New Notes constituting binding obligations of the Company is subject to the exceptions that (1) enforcement may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors rights generally, and (2) enforcement is subject to general principles of equity (regardless of whether enforcement is considered a proceeding in equity or at law).

    We hereby consent to the reference to our firm in the Prospectus under the caption "Legal Matters".

                                          Very truly yours,

                                          /s/ MCAFEE & TAFT
                                          A Professional Corporation